                                                               EXHIBIT (a)(1)(A)
                           DELTA GALIL INDUSTRIES LTD.

                OFFER TO PURCHASE FOR CASH UP TO AN AGGREGATE OF
             565,000 ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES
                     AT A PURCHASE PRICE OF $11.00 PER SHARE

           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                     5:00 P.M ON MONDAY, DECEMBER 23, 2002,
                          UNLESS THE OFFER IS EXTENDED.

     Delta Galil Industries Ltd., a company organized under the laws of the State of Israel ("DELTA" or the "COMPANY"), hereby invites its shareholders to tender up to an aggregate of 565,000 of its Ordinary Shares, par value NIS 1.00 per share (the "ORDINARY SHARES") and American Depositary Shares ("ADSS") each representing one Ordinary Share (the Ordinary Shares and the ADSs collectively referred to as the "Shares"), at a price of $11.00 per Share (the "PURCHASE PRICE") in cash, upon the terms and subject to the conditions set forth herein and in the related ADS Letter of Transmittal and Ordinary Share Form of Acceptance (which together constitute the "OFFER"). The Shares represent approximately three percent of the Company's outstanding shares.

     The Company will, upon the terms and subject to the conditions of the Offer, pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense. See Section 14.

     The Offer is not conditioned upon any minimum number of Shares being tendered. See Section 6.

     The ADSs are listed and traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "DELT." On November 22, 2002, the last full Nasdaq trading day prior to announcement of the Offer, the closing sales price per ADS as reported by Nasdaq was $9.25. The Ordinary Shares are listed and traded on The Tel Aviv Stock Exchange (the "TASE") under the symbol "DELT." On November 24, 2002, the last full TASE trading day prior to announcement of the Offer, the closing sales price per Ordinary Share as reported by the TASE was NIS 45.19, or $9.66, at the representative exchange rate in effect on that day. Shareholders are urged to obtain current market quotations for the Shares. See Section 7.

     The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender Shares and, if so, how many Shares to tender. The Chairman of the Board of Directors, Mr. Dov Lautman, has informed us that he intends to tender 4,600,000 Ordinary Shares. Mr. Arnon Tiberg, our President, has informed us that he intends to tender 380,000 Ordinary Shares. Sara Lee International Corporation, one of our major shareholders, has informed us that it intends to tender 3,300,000 Ordinary Shares. Wafra Acquisition Fund 11, L.P., one of our major shareholders, has informed us that it intends to tender 750,000 Ordinary Shares. Amior Vinocourt, one of our directors, has informed us that he intends to tender 50,000 Ordinary Shares. All other directors who hold Shares have informed us of their intention not to participate in the Offer. See Section 10. THE COMPANY WILL NOT PURCHASE MORE THAN 565,000 SHARES IN THIS OFFER. CONSEQUENTLY, BECAUSE

MORE SHARES ARE EXPECTED TO BE TENDERED THAN ARE TO BE PURCHASED IN THE OFFER, THE COMPANY EXPECTS TO PURCHASE SHARES ON A PRO RATA BASIS. See Sections 1 and 5.

             THE DATE OF THIS OFFER TO PURCHASE IS NOVEMBER 25, 2002

     Additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Form of Acceptance and other tender offer materials may be obtained from the Company and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Company at its address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     The Company has filed, pursuant to the Securities Regulations (Tender Offers) 2000 of the State of Israel (the "ISRAELI TENDER OFFER RULES"), a written offer statement in the Hebrew language (the "MIFRAT") with the Israeli Securities Authority (the "ISA"), the Israeli Companies Registrar, the Tel Aviv Stock Exchange (the "TASE") and the Company. Holders of Ordinary Shares may elect to tender their Ordinary Shares pursuant to the terms and conditions contained in the Mifrat, which will be substantially similar to the terms and conditions contained herein, except that payment for Ordinary Shares tendered pursuant to the Mifrat may be made in NIS or in U.S. dollars. The Mifrat will be available through the Company at Delta Galil Industries Ltd., 2 Kaufman Street, Tel Aviv 68012, Israel, telephone number 011-972-3-519-3744. An English trans-lation of the Mifrat will be filed with the Securities and Exchange Commission (the "SEC") asan exhibit to the Company's Tender Offer Statement on Schedule TO.


                                                                            PAGE
                             TABLE OF CONTENTS

Summary Term Sheet.........................................................  3

Introduction & Background..................................................  6

The Offer..................................................................  7
1.  Number of Shares; Proration............................................  7
2.  Purpose of The Offer; Certain Effects of The Offer.....................  9
3.  Procedures for Tendering Shares........................................ 12
4.  Withdrawal Rights...................................................... 15
5.  Purchase of Shares and Payment of Purchase Price....................... 16
6.  Conditions of The Offer................................................ 17
7.  Price Range of Shares; Dividends....................................... 18
8.  Source and Amount of Funds............................................. 19
9.  Certain Information Concerning the Company............................. 19
10. Interests of Directors and Officers; Transactions and Arrangements
      Concerning Shares.................................................... 20
11. Effects of the Offer on the Market for Shares; Registration Under the
      Exchange Act......................................................... 22
12. Certain Legal Matters; Regulatory Approvals............................ 23
13. Certain United States Federal Income Tax Consequences.................. 23
14. Extension of Offer; Termination; Amendment............................. 26
15. Fees and Expenses  .................................................... 26
16. Miscellaneous.......................................................... 27

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                               SUMMARY TERM SHEET

Delta Galil Industries Ltd. is providing this summary term sheet for your convenience. It outlines the main terms of the tender offer, but you should realize that it does not describe all of the terms as completely as do the rest of this document and the ADS Letter of Transmittal. You should read the entire document and the ADS Letter of Transmittal to learn the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete description.

WHO IS OFFERING TO PURCHASE MY SHARES?
Delta Galil Industries Ltd. is offering to purchase your Delta Ordinary Shares or American Depositary Shares (ADSs), each representing one Ordinary Share, which are evidenced by American Depositary Receipts.

IF I TENDER MY SHARES, WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE? The Purchase Price is $11.00 per share. See Section 1.

HOW MANY SHARES WILL DELTA PURCHASE?
We would like to purchase 565,000 shares, but may purchase less than that amount if less than 565,000 shares are tendered. See Section 1.

HOW WILL DELTA PAY ME FOR THE SHARES?
Delta will pay the aggregate purchase price to the receiving agents. Holders of ADSs will be paid by the U.S. receiving agent, and holders of Ordinary Shares will be paid by the Israeli receiving agent, for the purchase price of the shares we buy from you. We expect to obtain the funds needed to pay for this tender offer from cash on hand. See Sections 5 and 8.

WHEN WILL DELTA PAY ME FOR MY SHARES?
As soon as administratively possible after the expiration date, currently set at December 23, 2002. Delta expects to make payment as soon as practicable thereafter. See Section 5.

HOW LONG DO I HAVE TO DECIDE TO TENDER MY SHARES?
You may tender your shares until the tender offer expires. The tender offer is set to expire on Monday, December 23, 2002, at 5:00 p.m. See Section 3.

ONCE I HAVE TENDERED MY SHARES, CAN I WITHDRAW MY TENDER?
After you have tendered your shares, you may change your mind and not sell your shares if you properly notify the receiving agent to whom you tendered your shares before the expiration date. See Section 4.

HOW DO I TENDER MY SHARES?

If you own ADSs:

1) If you hold a physical American Depositary Receipt representing ADSs, you must properly complete and duly execute the ADS Letter of Transmittal and deliver it with your American Depositary Receipt to the U.S. receiving agent at the address appearing on the back cover page of this document; or
2) If you hold ADSs in book-entry form, the U.S. receiving agent must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed ADS Letter of Transmittal; or 3) You must comply with the guaranteed delivery procedure. See Section 3 and the instructions for the ADS Letter of Transmittal.

IF YOU OWN ORDINARY SHARES AND HAVE A SHARE CERTIFICATE:

You must properly complete and duly execute the Ordinary Share Form of Acceptance and Share Transfer Deed and deliver it with your share certificate(s) to the Israeli receiving agent at the address appearing on the back cover page of this document;

IF YOU OWN ORDINARY SHARES THROUGH A BROKER:

You must complete and sign the Ordinary Share Form of Acceptance and deliver it to the broker through whom the Ordinary Shares are held. Contact your broker for further instructions.

HOW WILL I BE NOTIFIED IF DELTA DECIDES TO EXTEND THE TENDER OFFER?
We will issue a press release if we decide to extend the tender offer. See
Section 14.

WHAT IS PRORATION AND HOW WOULD IT APPLY?
Proration will occur if the total number of shares tendered is more than 565,000. Proration is the calculation of your proportion of the total shares tendered when the total is greater than the number of shares we actually purchase. First we divide the number of shares you tendered by the total shares tendered to get your pro rata proportion. We then multiply your pro rata proportion by the total number of shares we actually purchase to calculate your proration, which is the adjusted number of shares that we buy from you. See Sections 1 and 5.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?
If you are a registered holder of Ordinary Shares or ADSs and you tender your Ordinary Shares directly to the Israeli receiving agent or your ADSs directly to the U.S. receiving agent, you will not incur any brokerage commissions. If you hold your shares through a broker or a bank, we urge you to consult your broker or bank to determine whether they charge applicable transaction costs. See
Section 15.

WHAT ARE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES? Generally, if you are subject to U.S. taxation, you will be liable for U.S. federal income taxation when you receive cash from Delta in exchange for the shares you tender. In addition, such receipt of cash for your tendered shares will be treated either as a sale or exchange eligible for capital gains treatment or a dividend subject to ordinary income tax rates. See Section 13.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?
You will not incur any stock transfer tax if you instruct the U.S. receiving agent in the Letter of Transmittal to make payment for the shares to the registered holder. See Sections 5 and 15.

ARE THERE ANY SPECIAL CONDITIONS TO THE OFFER?
There are no conditions to the offer. Delta may be able to terminate the offer if there occur changes in circumstances that were unforeseeable at the commencement of the offer. See Section 6.

HAS DELTA OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?
Delta's Board of Directors approved the Offer. However, neither we nor the Board of Directors makes any recommendation to you as to whether or not you should tender your shares. You must make your own decision whether or not to tender your shares, and if so, how many shares to tender. The Chairman of the Board of Directors, Mr. Dov Lautman, has informed us that he intends to tender 4,600,000 Ordinary Shares. Mr. Arnon Tiberg, our President, has informed us that he intends to tender 380,000 Ordinary Shares. Sara Lee International Corporation, one of our major shareholders, has informed us that it intends to tender 3,300,000 Ordinary Shares. Wafra Acquisition Fund 11, L.P., one of our major shareholders, has informed us that it intends to tender 750,000 Ordinary Shares. Amior Vinocourt, one of our directors, has informed us that he intends to tender 50,000 Ordinary Shares. All other directors who hold Shares have informed us of their intention not to participate in the Offer. See the Introduction and Background section, as well as Sections 2 and 10 through 12.

IF I DECIDE NOT TO TENDER, HOW DOES THE OFFER AFFECT MY SHARES?
There will be fewer shares outstanding after the tender offer. As a percentage of shares currently outstanding after the tender offer, you will own a larger portion of Delta.

TO WHOM CAN I TALK IF I HAVE QUESTIONS?
Please call the U.S. receiving agent. Their contact information is listed on the last page of this document. If you own your shares through a broker, he or she should be able to assist you as well.

TO THE HOLDERS OF ORDINARY SHARES OR ADSs OF DELTA GALIL INDUSTRIES LTD.:

INTRODUCTION & BACKGROUND

     Delta Galil Industries Ltd., a company organized under the laws of the State of Israel ("DELTA" or the "COMPANY"), hereby invites its shareholders to tender up to an aggregate of 565,000 Ordinary Shares, par value NIS 1.00 per share (the "ORDINARY SHARES") and American Depositary Shares ("ADSS") each representing one Ordinary Share (the Ordinary Shares and the ADSs collectively referred to as the "SHARES"), to the Company at a price of $11.00 per Share (the "PURCHASE PRICE") in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related ADS Letter of Transmittal and the Ordinary Share Form of Acceptance (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, purchase 565,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered, and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense. See Section 14.

     This Offer is not conditioned upon any minimum number of Shares being tendered in the Offer. See Section 6.

     The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender Shares and, if so, how many Shares to tender. The Chairman of the Board of Directors, Mr. Dov Lautman, has informed us that he intends to tender 4,600,000 Ordinary Shares. Mr. Arnon Tiberg, our President, has informed us that he intends to tender 380,000 Ordinary Shares. Sara Lee International Corporation, one of our major shareholders, has informed us that it intends to tender 3,300,000 Ordinary Shares. Wafra Acquisition Fund 11, L.P., one of our major shareholders, has informed us that it intends to tender 750,000 Ordinary Shares. Amior Vinocourt, one of our directors, has informed us that he intends to tender 50,000 Ordinary Shares. All other directors who hold Shares have informed us of their intention not to participate in the Offer. See Section 10. The Company will not purchase more than 565,000 Shares in this Offer. Consequently, because more Shares are expected to be tendered than are to be purchased in the Offer, the Company expects to purchase Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See Sections 1 and 5.

     All certificates representing Shares not purchased pursuant to the Offer will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who tender registered Ordinary Shares or ADSs will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the ADS

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Letter of Transmittal, stock transfer taxes on the purchase of Shares by the
Company. However, any tendering shareholder or other payee who fails to complete, sign and return to the U.S. receiving agent the substitute Form W-9 that is included with the ADS Letter of Transmittal may be subject to required United States federal income tax backup withholding at the applicable withholding rate of the gross proceeds payable to such shareholder or other payee pursuant to the offer. See Section 3. The Company will pay all fees and expenses incurred in connection with the Offer by Alpine Fiduciary Services, Inc., which will act as the U.S. receiving agent for the Offer (the "U.S. RECEIVING AGENT"). See Section 15.

     As of the date hereof, the Company had issued and outstanding 18,822,616 Shares, excluding treasury shares, shares owned by a subsidiary of the Company and shares held by the trustee in connection with our option plan. The 565,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately three percent of the outstanding Shares. The ADSs are listed and traded on The Nasdaq Stock Market ("NASDAQ") under the symbol "DELT." On November 22, 2002, the last full trading day before announcement of the Offer, the closing per ADS sales price as reported by Nasdaq was $9.25 per share. The Purchase Price is 18.9% above that price. The Ordinary Shares are listed and traded on The Tel Aviv Stock Exchange (the "TASE") under the symbol "DELT." On November 24, 2002, the last full TASE trading day prior to announcement of the Offer, the closing sales price per Ordinary Share as reported by the TASE was NIS 45.19, or $9.66, at the representative exchange rate in effect on that day. The Purchase Price is 13.9% above that price. Shareholders are urged to obtain current market quotations for the Shares. See Section 7.

     The Company has not authorized any person to make any recommendation on behalf of the Company as to whether shareholders should tender or refrain from tendering Shares pursuant to the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer on behalf of the Company other than those contained in this Offer to Purchase or in the related ADS Letter of Transmittal and Ordinary Share Form of Acceptance. Do not rely on any such recommendation or any such information or representations, if given or made, as having been authorized by the Company.

                                    THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 565,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $11.00 per Share. The term "EXPIRATION DATE" means 5:00 P.M., New York City time (or midnight Israel time for tenders of Ordinary Shares to the Israeli Receiving Agent), on Monday, December 23, 2002, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "EXPIRATION DATE" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

     The Offer is not conditioned upon any minimum number of Shares being tendered in the Offer.. See Section 6.

        The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date..

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 565,000 Shares have been validly tendered and not withdrawn, the Company will purchase all Shares tendered and not withdrawn prior to the Expiration Date, on a pro rata basis (rounded to the nearest whole number to avoid purchases of fractional Shares) as described below.

     PRORATION. In the event that, as expected, proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares shall be based on the ratio of the number of Shares tendered by such shareholder (and not withdrawn) to the total number of Shares tendered by all shareholders (and not withdrawn). The results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the U.S. Receiving Agent, the Israeli Receiving Agent or the Company and may be able to obtain such information from their brokers.

        As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The ADS Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

        This Offer to Purchase and the related ADS Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the list of holders of ADSs or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. The Mifrat is also being distributed in Israel in accordance with Israeli tender offer rules.

     2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

        THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SEC.

        The Company's Board of Directors approved the Offer based on the following considerations:

o By reducing the number of Shares outstanding, the Offer enables the Company to improve its earnings per share in future periods;

o The Offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their Shares, pursuant to the offer for cash, without potential disruption to the share price and the usual transaction costs associated with market sales; and

o The Company conducted a share repurchase program from October 2001 through July 2002, which was approved by the Board in September 2001, in which it purchased 378,500 Shares for an aggregate purchase price of approximately $3 million. The Offer enables the Company to repurchase its Shares more quickly than would be possible using open market purchases, which are subject to volume and other restrictions, and at a premium to the market price, which is not permissible in an open market share repurchase.

          The Board did take into account that the Offer will reduce our "public float," that is the number of Shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our Shares in the future. However, the Board believes that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure, based on the published guidelines of Nasdaq and the TASE, continued listing of the Company's securities.

          Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares and neither of them had authorized any person to make any recommendation. We are not making a recommendation as to whether you should tender Shares into the Offer because we believe that you should make your own decision based on your views as to the value of our Shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your Shares and, if so, how many Shares to tender. You should discuss whether to tender your Shares with your broker or other financial or tax advisor.

     CERTAIN EFFECTS OF THE OFFER. Upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Delta, and thus in our future earnings and assets, and losses, if any, in accordance with the rights attached to share capital pursuant to the Company's Articles of Association, subject to our right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on the Nasdaq or the TASE, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price.

        Ordinary Shares that we acquire in this Offer, including Ordinary Shares represented by ADSs, will be considered dormant Shares and will be available for us to sell in the future without further shareholder action (except as required by applicable law or the applicable rules of the Nasdaq) for any purpose. We have no current plans for the sale of Shares repurchased pursuant to this Offer.

        The Company intends to continue its current business following the Offer. Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

o any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

o any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

o any material change in our present dividend rate or policy, or indebtedness or capitalization;

o any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

o    any other material change in our corporate structure or business;

o any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

o any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

o the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

o the acquisition by any person of additional securities of Delta, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase Ordinary Shares; or

o any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Delta.

     Although we have no current plans to acquire additional Ordinary Shares other than through the Offer, we may, in the future, purchase additional Shares (a) pursuant to a repurchase program authorized by our Board of Directors or (b) otherwise in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the offer, until at least ten business days after the Expiration Date.

     3. PROCEDURES FOR TENDERING SHARES.

     (A)  ADSS

     PROPER TENDER OF SHARES. For ADS to be validly tendered pursuant to the Offer, (a) the American Depository Receipt ("ADR") representing such ADSs (or confirmation of receipt of such ADSs pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed ADS Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the ADS Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the U.S. Receiving Agent at its
address set forth on the back cover of this Offer to Purchase (b) the U.S. Receiving Agent must receive an Agent's Message for Book-Entry Transfer, as described below, or (c) the tendering holder of ADSs must comply with the guaranteed delivery procedure set forth below.


SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (i) the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") whose name appears on a security position listing as the owner of the ADSs) tendered therewith and such holder(s) have not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the ADS Letter of Transmittal; or (ii) ADSs are tendered for the account of a member firm of a registered national securities exchange, a member of the New York Stock Exchange ("NYSE") or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the ADS Letter of Transmittal. In all other cases, all signatures on the ADS Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing ADS Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Receiving Agent of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed ADS Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the ADS Letter of Transmittal.

     The method of delivery of all documents, including ADRs, the ADS Letter of Transmittal, and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

BOOK-ENTRY DELIVERY. The U.S. Receiving Agent will establish an account with respect to the ADSs for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the ADSs by causing such Facility to transfer ADSs into the U.S. Receiving Agent's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of ADSs may be effected through a book-entry transfer into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the U.S. Receiving Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of ADSs into the U.S. Receiving Agent account at the Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer." Delivery of documents to the book-entry transfer facility does not constitute delivery to the U.S. Receiving Agent.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Receiving Agent and forming a part of a confirmation of a book-entry transfer which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the Company may enforce such agreement against the participant.

GUARANTEED DELIVERY. Shareholders whose ADRs are not immediately available, who cannot deliver their ADSs and all other required documents to the U.S. Receiving Agent or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date must tender their ADSs pursuant to the guaranteed delivery procedure set forth in this Section 3. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the U.S. Receiving Agent prior to the Expiration Date, and (iii) the certificates for all physically delivered Shares in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the U.S. Receiving Agent 's account at the Book-Entry Transfer Facility of all ADSs delivered electronically, in each case together with a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the U.S. Receiving Agent within three Nasdaq trading days after the date the U.S. Receiving Agent receives such Notice of Guaranteed Delivery.

UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, the applicable withholding rate of the gross proceeds payable to a holder of ADSs or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the holder of ADSs or other payee provides its taxpayer identification number (employer identification number or social security number) to the U.S. Receiving Agent and certifies that such number is correct. Therefore, each tendering holder of ADSs must complete and sign the Substitute Form W-9 included as part of the ADS Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such holder of ADSs otherwise establishes to the satisfaction of the U.S. Receiving Agent that it is not subject to backup withholding. Certain holder of ADSs (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part 1 of Substitute Form W-9, certify that such holder of ADSs is not subject to backup withholding in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with ADS Letter of Transmittal for additional instructions. In order for a foreign shareholder to qualify as an exempt recipient, a foreign shareholder must submit an Internal Revenue Service ("IRS") Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements may be obtained from the U.S. Receiving Agent. See Instruction 10 of the ADS Letter of Transmittal. Shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding.

     To prevent United States federal income tax backup withholding at the applicable withholding rate of the gross payments made to holder of ADSs for ADSs purchased pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the U.S. Receiving Agent with the holder's correct taxpayer identification number and provide certain other information by completing the substitute Form W-9 included with the ADS Letter of Transmittal.

     For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 13.

WITHHOLDING FOR FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the U.S. Receiving Agent will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or its agent unless (A) the U.S. Receiving Agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or (B) the foreign shareholder establishes to the satisfaction of the Company and the U.S. Receiving Agent that the sale of ADSs by such foreign shareholder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes (see Section 13 below). For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the U.S. Receiving Agent before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the U.S. Receiving Agent a properly completed and executed IRS Form 4224. The U.S. Receiving Agent will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Each foreign shareholder is urged to consult its tax advisor regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 11 of the ADS Letter of Transmittal.

(B)  ORDINARY SHARES

     Holders of Ordinary Shares through accounts with members of the TASE who wish to tender all or any portion of such Ordinary Shares must complete and sign the Ordinary Share Form of Acceptance and deliver it to the broker through whom the Ordinary Shares are held. Brokers receiving an Ordinary Share Form of Acceptance deliver such documents to Israel Brokerage and Investments IBI Ltd. the member of the TASE coordinating an Israeli Tender Offer and acting as Israeli Receiving Agent for the

Israeli Tender Offer (the "ISRAELI RECEIVING AGENT"). Persons who hold shares registered in the Company's books, rather than through an account with a member of the TASE, shall deliver the Ordinary Share Form of Acceptance and Share Transfer Deed directly to the Israeli Receiving Agent, together with the certificate representing such Ordinary Shares.

(C)  MISCELLANEOUS

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder. None of the Company, the U.S. Receiving Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     TO TENDER ADSS, A PROPERLY COMPLETED ADS LETTER OF TRANSMITTAL, TOGETHER WITH THE ADR (IF ANY) REPRESENTING SUCH ADSS AND ANY OTHER REQUIRED DOCUMENTS MUST BE DELIVERED TO THE U.S. RECEIVING AGENT AND NOT TO THE COMPANY. TO TENDER ORDINARY SHARES, A PROPERLY COMPLETED ORDINARY SHARE FORM OF ACCEPTANCE (AND, IF HELD IN REGISTERED FORM TOGETHER WITH A SHARE TRANSFER DEED AND CERTIFICATES FOR SUCH ORDINARY SHARES), MUST BE DELIVERED TO THE ISRAELI RECEIVING AGENT AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE RECEIVING AGENTS AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 P.M. New York City time, on Thursday January 23, 2003.

     For a withdrawal of tendered ADSs to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received prior to the Expiration Date by the U.S. Receiving Agent at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Receiving Agent, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Receiving Agents, or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

     To withdraw Ordinary Shares tendered to the Israeli Receiving Agent, the tendering shareholder would be required to contact the Israeli Receiving Agent and follow their instructions.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn Shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Receiving Agents may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer the Company will accept for payment and pay for (and thereby purchase) Shares validly tendered and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered and not withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Receiving Agents of its acceptance of such Shares for payment pursuant to the Offer. If (i) the Company increases or decreases the price to be paid for the Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, the Company will make payment for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Receiving Agents of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed ADS Letter of Transmittal or Ordinary Share Form of Acceptance and Share Transfer Deed (or manually signed facsimile thereof) and any other required documents.

     The Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     The Company may be required to withhold and remit to the IRS a portion of the gross proceeds, at the applicable withholding rate, paid to any tendering shareholder or other payee who fails to complete fully, sign and return to the U.S. Receiving Agent the substitute Form W-9 included in the ADS Letter of Transmittal. See Section 3. See Section 13 regarding United States federal income tax consequences for foreign shareholders.

6. CONDITIONS OF THE OFFER

     Under Israeli law, the Offer is required to be unconditional. The Company nevertheless may terminate the Offer if at any time on or after November 25, 2002 and on or prior to the Expiration Date certain events have occurred during the Offer that the Company did not know about or foresee and could not have known about or foreseen, and, as a result, the terms and conditions of the Offer have substantially changed from the terms and conditions that a reasonable offeror would have proposed under such circumstances if such offeror had known about such events when the Offer was commenced.

     Certificates representing Shares tendered but not purchased because of termination of the Offer will be returned at the Company's expense to the shareholders who tendered such Shares, or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares.

7. PRICE RANGE OF SHARES; DIVIDENDS

     Delta Galil's Ordinary Shares have been listed on the Tel Aviv Stock Exchange since 1982. The Ordinary Shares are not listed on any other stock exchange and have not been publicly traded outside Israel.

     In the United States, ADSs evidenced by American Depositary Receipts (ADRs) represent fully paid Ordinary Shares of Delta Galil and each ADS represents one fully paid Ordinary Share. The ADSs are issued pursuant to a Deposit Agreement entered into by Delta Galil and The Bank of New York, as depositary. The Bank of New York's address is 101 Barclay Street, New York, New York 10286. On March 25, 1999, trading of Delta Galil's ADSs commenced on the Nasdaq National Market under the symbol DELT.

     The table below sets forth for the periods indicated (i) the high and low last reported prices of the Ordinary Shares (in nominal NIS and dollars) on the TASE, and (ii) the high and low sales prices of the ADSs as reported on the Nasdaq. The translation into dollars is based on the daily representative rate of exchange on the last day of each period, as published by the Bank of Israel.

                                                     ORDINARY SHARES                            ADS
                                    ------------------------------------------------
                                             HIGH                      LOW               HIGH         LOW
                                             ----                      ---               ----         ---
                                        NIS          $           NIS          $           $            $
                                        ---          -           ---          -           -            -
  YEAR ENDING DECEMBER 31, 2000:
    Third Quarter                      98.20       24.33        82.14       20.13       24.25        20.13
    Fourth Quarter                     85.50       21.19        48.05       11.71       22.00        11.75
  YEAR ENDING DECEMBER 31, 2001:
    First Quarter                      59.18       14.38        51.12       12.40       14.63        12.06
    Second Quarter                     55.76       13.45        34.63        8.30       13.82        8.20
    Third Quarter                      44.07       10.41        33.33        7.64       10.46        7.58
    Fourth Quarter                     45.44       10.36        34.40        7.90       10.10        7.62


  YEAR ENDING DECEMBER 31, 2002:
    First Quarter                      49.35       10.99        35.10        7.52       10.36        7.56
    Second Quarter                     38.55        8.08        32.22        6.47        7.65        6.50
    Third Quarter                      40.10        9.66        34.79        7.18        8.51        6.94
    Fourth Quarter (unitl Nov. 24)     45.19        9.66        33.50        6.89        9.25        6.77


                                                      ORDINARY SHARES                   ADS
                                                      ---------------                   ---
                                              HIGH                 LOW            HIGH          LOW
                                              ----                 ---            ----          ---
                                        NIS    $    DATE    NIS     $    DATE    $    DATE    $    DATE
                                        ---   ---   ----    ---    ---   ----   ---   ----   ---   ----

      Last Twelve Months
      November 2002...............    45.19   9.66  11/24   36.61  7.71  11/04  9.25  11/22  7.52  11/04
      October 2002................    38.99   8.19  10/20   33.50  6.89  10/07  8.05  10/29  6.77  10/01
      September 2002..............    38.60   8.15   9/09   34.79  7.18   9/26  8.10   9/09  6.94   9/25
      August 2002(1)..............    40.10   8.58   8/28   36.88  7.88   8/11  8.51   8/21  7.62   8/05
      July 2002...................    39.59   8.44   7/31   37.53  7.87   7/03  8.13   7/26  7.40   7/03
      June 2002...................    38.55   8.08   6/30   32.22  6.47   6/23  7.65   6/18  6.64   6/20
      May 2002(2).................    36.80   7.51   8/14   32.89  6.76   5/22  7.37   5/14  6.50   5/22
      April 2002..................    37.50   7.84   4/22   33.13  6.94   4/04  7.45   4/16  6.57   4/30
      March 2002(3)...............    39.95   8.55   3/03   35.10  7.52   3/31  8.03   3/06  7.56   3/28
      February 2002...............    42.19   9.17   2/04   38.65  8.28   2/10  8.64   2/14  7.84   2/21
      January 2002................    49.35  10.88   1/06   40.21  8.75   1/27 10.36   1/02  8.32   1/24
      December 2001...............    45.44  10.36  12/30   36.64  8.60  12/19  9.35  12/31  8.10  12/21
___________________
(1) On September 5, 2002, Delta distributed a dividend of $1.1 million (0.06 per share) to shareholders of record on August 22, 2002.
(2) On June 11, 2002, Delta distributed a dividend of $1.0 million (0.05 per share) to shareholders of record on May 27, 2002.
(3) On March 31, 2002, Delta distributed a dividend of $1.2 million (0.06 per share) to shareholders of record on March 13, 2002.

     On November 22, 2002, the last full Nasdaq trading day prior to announcement of the Offer, the closing sales price per ADS as reported by Nasdaq was $9.25. On November 24, 2002, the last full TASE trading day prior to announcement of the Offer, the closing sales price per Ordinary Share as reported by the TASE was NIS 45.19, or $9.66, at the representative exchange rate in effect on that day. The Company urges shareholders to obtain current market quotations for the Shares.

     The Company has paid an aggregate of $4.9 million (or $0.25 per Share) in dividends in the past 12 months, and has declared a dividend of $3.8 million ($0.20 per Share) payable on or about December 9, 2002 to holders of record on November 20, 2002.

8. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 565,000 Shares pursuant to the Offer at $11.00 per Share, the Company expects the maximum amount required to purchase Shares pursuant to the Offer and to pay related fees and expenses will be approximately $6.3 million, which the Company expects to obtain from cash on hand at the time of the payments.

9. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Delta Galil Industries Ltd. was incorporated in Israel in 1975 and operates as a public company with liability limited by shares under the Israeli Companies Law, 1999. Our registered offices are located at 2 Kaufman Street, Tel-Aviv 68012, Israel and our telephone number is (972) 3-519-3636. Delta Galil, with its consolidated subsidiaries, is a global manufacturer and marketer of quality private label ladies' intimate apparel, men's underwear, socks, shirts, babywear, bras, leisurewear and nightwear, knitted fabrics, dyeing, trimmings and elastic ribbons.

Delta Galil sells its products to leading retailers and to marketers of leading brand names.

     The foregoing description of the Company's business is qualified in its entirety by the more detailed discussion contained in the Company's Annual Report on Form 20-F for the year ended December 31, 2001 and in its other filings made with the SEC under the Exchange Act.

ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in to the Company's reports filed with the SEC. Such reports, and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of the date of this Offer to Purchase, the Company had issued and outstanding 18,822,616 Shares, excluding treasury shares, shares owned by a subsidiary of the Company and shares held by the trustee in connection with our option plan. The 565,000 Shares that the Company is offering to purchase represent approximately three percent of the Shares then outstanding.

     The following table sets forth stock ownership information (including all Ordinary Shares represented by ADSs) as of the date of this Offer to Purchase with respect to:

     1) Each person who is known by Delta Galil to be the beneficial owner of more than 5% of Delta Galil's outstanding Ordinary Shares;

     2)   Directors (on an individual basis); and

     3)   The Company's Chief Executive Officer.

     Except where otherwise indicated, Delta Galil believes, based on information furnished by such owners, that the beneficial owners of the Ordinary Shares listed below have sole investment and voting power with respect to such shares. The shareholders listed below do not have any different voting rights from any other shareholders of Delta Galil. Other than as disclosed below, none of Delta Galil's officers or directors beneficially owns 1% or more of Delta Galil's outstanding Ordinary Shares.

                                                                                       Percentage
                                              Number of              Percent of        on a Fully
                                           Ordinary Shares        Ordinary Shares       Diluted
Name                                      Beneficially Owned       Outstanding(1)       Basis(2)
----                                      ------------------       -----------          -----

Dov Lautman(3)(4)                             6,538,288                34.74%            31.18%
Sara Lee International Corporation(4)         4,395,204                23.35%            20.96%
Wafra Acquisition Fund 11, L.P. (5)           1,154,525                 6.13%             5.51%
Arnon Tiberg(6)                                 509,052                 2.70%             3.86%
Amior Vinocourt(7)(8)                            65,602                 0.35%             0.31%
Dan Propper(7)                                   17,475                 0.10%             0.08%
Aharon Dovrat(7)                                 10,050                 0.05%             0.05%
Harvey Krueger(7)                                 5,000                 0.03%             0.02%

     (1) Based on 18,822,616 Ordinary Shares outstanding, excluding 478,986 Ordinary Shares held by Delta Socks Ltd. a wholly owned subsidiary of Delta Galil, 378,500 Ordinary Shares held by the Company and excluding 100,447 Ordinary Shares held by a trustee in connection with Delta Galil's stock option plans.
     (2) Including options to purchase 2,144,059 Ordinary Shares granted by the Company, which are the sole convertible securities issued by the Company.
     (3) Includes 4,341,944 shares held by Nichsei Adinoam Ltd. and 1,428,981 shares held by N.D.R.L. Investments (1998) Ltd., each of which is a company controlled by Dov Lautman, and 767,363 shares held directly by Mr. Lautman. Mr. Lautman is the Chairman of the Board of Directors of the Company.
     (4) Considered "controlling shareholders" under Israeli law due to the shareholders agreement described below.
     (5)  Party to a shareholders agreement described below.
     (6) Includes 455,118 shares held by Ha'lakuach Ha'Neeman 65 Ltd., a company controlled by Mr. Vincourt. Arnon Tiberg , the Company's President and CEO, was also granted options to acquire 300,000 Ordinary Shares. Options to acquire 100,000 Ordinary Shares have an exercise price of $7.90 per share converted to NIS on the date of the exercise, and vest in four equal tranches over three years commencing in November 1998. Options to acquire an additional 100,000 Ordinary Shares have an exercise price of $21.07 per share converted to NIS on the date of the exercise, and vest in four equal tranches over three years commencing in August 2000. All of these options are exercisable commencing on the date which is two years after the date such options vested and expire five years after vesting.Options to acquire an additional 100,000 Ordinary Shares have an exercise price of $9.00 per share converted to NIS on the date of the exercise. These options vest in equal tranches over four years commencing in November 2003. The first two tranches are not exercisable until November 2004.
     (7)  Director.
     (8) Held through Vincourt Achzakot Ltd., a company controlled by Mr. Vincourt.

     The Chairman of the Board of Directors, Mr. Dov Lautman, has informed us that he intends to tender 4,600,000 Ordinary Shares. Mr. Arnon Tiberg, our President, has informed us that he intends to tender 380,000 Ordinary Shares. Sara Lee International Corporation, one of our major shareholders, has informed us that it intends to tender 3,300,000 Ordinary Shares. Wafra Acquisition Fund 11, L.P., one of our major shareholders, has informed us that it intends to tender 750,000 Ordinary Shares. Amior Vinocourt, one of our directors, has informed us that he intends to tender 50,000 Ordinary Shares. All other directors who hold Shares have informed us of their intention not to participate in the Offer.

     During the 60 days prior to the date hereof, the Company did not purchase any Shares. To the best of the Company's knowledge, none of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Shares during the same time period.

     Dov Lautman, the Chairman of the Board of Directors of Delta Galil, and two companies through which he holds shares in Delta Galil, N.D.R.L. Investments
(1998) Ltd. and Nichsei Adinoam Ltd., (collectively, the "Lautman Group"), have a shareholders agreement with Sara Lee Corporation and Sara Lee International Corporation.

     The shareholders agreement covers, among other things, the election of directors and the appointment of the Company's CEO and provides that the Lautman Group and Sara Lee International Corporation each granted the other a right to purchase any Delta Galil shares that the other party beneficially owns and proposes to sell to unaffiliated third parties.

     The Lautman Group and Sara Lee International Corporation have each waived their purchase right with respect to the Shares that the other may tender in this Offer.

     In addition, the Lautman Group, Sara Lee Corporation and Sara Lee International Corporation are parties to a Letter Agreement with Wafra Investment Advisory Group, Inc. dated as of September 11, 2000. Pursuant to the Letter Agreement, which was entered into in connection with the acquisition of Wundies Industries Inc., Mr. Lautman agreed to nominate a person designated by Wafra Acquisition Fund 11, L.P. and approved by Delta Galil, as one of the nominees that Mr. Lautman is entitled to nominate to the board of directors under the shareholders agreement described above.

     The Company has granted options to purchase 2,144,059 Shares at exercise prices between $ 7.90 and $21.07.

     Except as described above and except for outstanding options to purchase Shares granted from time to time to certain employees of Delta and to outside directors pursuant to the Company's stock option plans and except as otherwise described herein, neither Delta nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement or understanding with any other person with respect to any securities of Delta .

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. However, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares and, based on the published guidelines of Nasdaq, continued listing of the Company's securities on Nasdaq.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     Shares the Company acquires pursuant to the Offer will be considered dormant shares and will be available for the Company to sell without further shareholder action (except as may be required by applicable law or the rules of Nasdaq or any securities exchange on which the Shares are listed) for purposes including the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future stock option and employee benefit plans. Delta has no current plans for sale of the Shares repurchased pursuant to the Offer.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the SEC. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein.

13. CERTAIN TAX CONSEQUENCES.

UNITED STATES FEDERAL INCOME TAX
     The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States shareholder (herein, a "Holder"). For purposes of this summary, a "United States shareholder" is a beneficial owner of the Shares who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally subject to tax in a manner similar to United States shareholders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United

States withholding tax rules and the potential for obtaining a refund of all or a portion of the tax withheld. This summary does not apply to foreign shareholders who hold, actually or constructively, more than 5% of the stock of the Company. Any such shareholder is strongly advised to consult its own tax advisor. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each Holder of Shares should consult such Holder's tax advisor as to the particular consequences to it of participation in the Offer.

CONSEQUENCES TO TENDERING HOLDERS OF EXCHANGE OF SHARES FOR CASH PURSUANT TO THE OFFER.

     An exchange of Shares for cash pursuant to the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company. In general, if a Holder does not exercise control over the affairs of the Company and all Shares actually or constructively owned by such Holder under the applicable attribution rules are tendered and exchanged for cash in the Offer, the Holder should be treated as recognizing gain or loss from the disposition of Shares.

     Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in the Company, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or
(iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder must take into account not only Shares actually owned by the Holder but also Shares owned by certain related individuals and entities that are constructively owned by such Holder pursuant to Section 318 of the Code.

     A Holder that exchanges all Shares actually or constructively owned by such Holder for cash pursuant to the Offer will be regarded as having completely terminated such Holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." There is some authority that if a Holder sells Shares to persons other than the Company at or about the time such Holder also sells shares to the Company pursuant to the Offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his tax advisor regarding the treatment of other exchanges of Shares for cash that may be integrated with such Holder's sale of Shares to the Company pursuant to the Offer.

     If a Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Holders that are individuals, estates or trusts will be taxable at a maximum rate of 20% if the holding period of the Shares exceeds 12 months. However, any short-term capital gain recognized by Holders that are individuals, estates or trusts and any long-term or short-term capital gain recognized by Holders that are corporations will be taxable at regular income tax rates.

     If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder in such exchange will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that the Holder owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

     The Company cannot presently determine the extent to which the Offer will be oversubscribed. Proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

CONSEQUENCES TO SHAREHOLDERS WHO DO NOT TENDER PURSUANT TO THE OFFER.
     Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

     The tax discussion set forth above is included for general information only. Each shareholder is urged to consult such holder's own tax advisor to determine the particular tax consequences to it of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the U.S. Receiving Agent, making a public announcement thereof, and making any required filings in Israel. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or PR Newswire.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4(d)(2) promulgated under the Exchange Act. This rule requires that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this
Section 14, the Offer will then be extended until the expiration of such ten business days.

15. FEES AND EXPENSES.

     The Company estimates, that it will incur approximately $60,000 of expenses, including receiveing agent fees, legal services, and printing and mailing costs in connection with the Offer.

     The Company may retain an Information Agent to contact shareholders by mail, telephone, telegraph and personal interviews and to request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Receiving Agents will receive reasonable and customary compensation for its services as such, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Receiving Agents have not been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request through the Receiving Agents or the Company, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

     Under Israeli law, during the period the Offer is open, the Company, and any person which controls it or is controlled by it, may not (i) sell or commit to sell shares that are the subject matter of the Israeli Tender Offer other than pursuant to the Offer either through the TASE or outside the TASE or (ii) purchase or commit to purchase Shares other than pursuant to the Offer.

     No person has been authorized to give any information or make any representation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company.

                           DELTA GALIL INDUSTRIES LTD.

                                                               November 25, 2002

Facsimile copies of the ADS Letter of Transmittal will be accepted from Eligible Institutions. The ADS Letter of Transmittal and ADRs and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the U.S. Receiving Agent at its address set forth below.

                   THE U.S. RECEIVING AGENT FOR THE OFFER IS:

                         ALPINE FIDUCIARY SERVICES, INC.


BY MAIL:                           BY FACSIMILE TRANSMISSION:         BY OVERNIGHT COURIER:

Alpine Fiduciary Services, Inc.            201-559-1162             Alpine Fiduciary Services
c/o Georgeson Shareholder                                               111 Commerce Road
P.O. Box 2065                                                          Carlstadt, NJ 07072
South Hackensack, NJ 07606                                          Attn: Reorganization Dept.

The Ordinary Share Form of Acceptance and certificates for Ordinary Shares and any other required documents should be sent or delivered by each Ordinary Shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Israeli Receiving Agent at its address set forth below

                  THE ISRAELI RECEIVING AGENT FOR THE OFFER IS:

                      ISRAEL BROKERAGE AND INVESTMENTS IBI LTD.
                               9 Ahad Ha'am Street
                                 Tel Aviv 65251 Israel
                           Telephone: (972-3) 519-3414
                           Facsimile: (972-3) 517-5414

Additional copies of the Offer to Purchase, the ADS Letter of Transmittal, the Ordinary Share Form of Acceptance or other tender offer materials may be obtained from the Information Agent

                    THE INFORMATION AGENT FOR THIS OFFER IS:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                                111 Commerce Road
                               Carlstadt, NJ 07072

                        For Assistance Call: 201-460-2213